UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 14, 2022
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Pure Storage, Inc.
(Exact name of Registrant as Specified in Its Charter)
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Delaware	001-37570		27-1069557
(State or Other Jurisdiction of Incorporation)	(Commission File Number)		(IRS Employer Identification No.)

650 Castro Street, Suite 400	Mountain View	California	94041
(Address of Principal Executive Offices)			(Zip Code)

(800) 379-7873
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
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Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	PSTG	New York Stock Exchange LLC
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)    Executive Officer Designation

On December 14, 2022, the Board of Directors of Pure Storage, Inc. ("Pure") designated Dan FitzSimons, Pure's Chief Revenue Officer, as an officer under Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as an executive officer under Rule 3b-7 of the Exchange Act, effective immediately. Mr. FitzSimons, age 55, has served as Pure's Chief Revenue Officer since November 2021. Previously, Mr. FitzSimons served in various sales leadership roles at Pure from May 2015 to November 2021, most recently serving as the Vice President of Americas Sales. Prior to joining Pure, Mr. FitzSimons held sales leadership roles at SOASTA, Limelight Networks, Symantec and Gartner.

In March 2022, the Compensation & Talent Committee of the Board reviewed Mr. FitzSimons’ compensation. Mr. FitzSimons receives an annual base salary of $510,000 and is eligible for an annual performance-based cash bonus, with a target amount equal to 100% of his base salary, based on performance measures set and being satisfied, as determined by the committee. In addition to continuing to vest previously granted awards, in March 2022, Pure granted Mr. FitzSimons a performance restricted stock unit with a target value of $3,000,000 (subject to a price conversion mechanism) to be earned based on performance measures set and being satisfied, as determined by the committee (the "Performance Award"). The actual number of shares earned under the Performance Award will vest over three years, with one-third vesting in March 2023 and the remaining shares earned under the Performance Award vesting quarterly thereafter, subject to Mr. FitzSimons' continuous service.

Mr. FitzSimons is eligible to participate in Pure's Change in Control And Severance Benefit Plan, which was filed as Exhibit 10.12 to Pure's Annual Report on Form 10-K (File No. 001-37570) filed with the Securities and Exchange Commission on April 7, 2022 (the "Annual Report"). In connection with his appointment, Mr. FitzSimons will execute Pure's standard form of indemnity agreement for officers, which was filed as Exhibit 10.8 to the Annual Report.

There is no arrangement or understanding between Mr. FitzSimons and any other person pursuant to which Mr. FitzSimons was appointed as an officer. There are no family relationships between Mr. FitzSimons and any director or executive officer of Pure and, other than as described above, no transaction involving Mr. FitzSimons that would require disclosure pursuant to Item 404(a) of Regulation S-K.

(e)    Deferred Compensation Plan

Pure is adopting, effective on January 1, 2023, the Pure Storage, Inc. Deferred Compensation Plan (the “DCP”), having obtained the approval of Pure’s Compensation and Talent Committee of the Board of Directors. The DCP is an unfunded, non-qualified deferred compensation plan established in compliance with Section 409A of the Internal Revenue Code of 1986, as amended. Participation in the DCP is voluntary and limited to members of Pure’s Board of Directors and Vice President level and above U.S. employees of Pure and affiliates, as determined by the administrator of the DCP (the “Administrator”), which includes Pure’s Executive Officers.

Pursuant to the DCP, Pure provides eligible individuals the opportunity to enter into agreements for the deferral of a specified percentage of their cash compensation derived from base salary, commissions and certain bonus awards. The amount of compensation to be deferred by each participating eligible employee (individually, a “Participant” and collectively, the “Participants”) is determined in accordance with the DCP based on elections by each Participant. Each payment obligation for distribution of the deferred compensation (the “Obligation”) is payable on a date or dates selected by each Participant at the time of enrollment but subject to change in certain specified circumstances. Each Participant’s account pursuant to the DCP will be adjusted to reflect the positive or negative investment result of their selected investment options.

Except pursuant to a qualified domestic relations order, a Participant’s right or the right of any other person to the Obligations is not assignable by voluntary or involuntary assignment or by operation of law (except the right to designate a beneficiary to receive death benefits provided under the DCP), provided, however, that the Obligations are not secured and are subject to the claims of Pure’s general creditors. The Obligations are not subject to redemption, in whole or in part, prior to the distribution dates specified by each Participant, other than withdrawals made in the event of a Participant’s death or unforeseeable emergency, as defined in the DCP. Pure reserves the right to amend or terminate the DCP at any time; provided, however, that no such action shall reduce a Participant’s account under the DCP without the Participant’s written consent.

The foregoing summary of the DCP does not purport to be complete and is qualified in its entirety by reference to the text of the DCP, a copy of which will be filed with Pure’s annual report on Form 10-K for the fiscal year ending February 5, 2023.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Pure Storage, Inc.
(Registrant)

By:	/s/ Niki Armstrong
Niki Armstrong
Chief Legal Officer and Corporate Secretary
December 20, 2022